Vanguard Mega Cap 300 Value Index Fund
Vanguard Mega Cap 300 Growth Index Fund
Supplement to the Prospectus and Summary Prospectuses
New Target Indexes
The board of trustees of Vanguard Mega Cap 300 Value Index Fund and
Vanguard Mega Cap 300 Growth Index Fund has approved the adoption of new target indexes for each Fund. The board believes that the new indexes, listed below, are well-constructed and offer comprehensive coverage of the Funds? respective market segments. In addition, Vanguard?s agreement with the new index provider may result in considerable savings to shareholders over time in the form of lower expense ratios.
The Funds are expected to implement these changes sometime over the coming months. To protect the Funds from the potential for harmful ?front running? by traders, the exact timing of the index changes and portfolio transitions will not be disclosed to investors. In the meantime, the Funds will continue seeking to track their current indexes.
Each new index measures the same market segment as the corresponding current index, so the investment objectives and risks described in each Fund?s current prospectus will not change. A Fund?s new target index could provide different investment returns (either lower or higher) or different levels of volatility than its existing index over any period of time.
The adjustments to each Fund?s portfolio holdings are expected to result in modest, temporary increases in the Fund?s transaction costs and turnover rate. The transition also may cause each Fund to realize taxable capital gains, although the board of trustees believes that any gains realized are likely to be offset by

Vanguard Fund Current Target Index New Target Index
Mega Cap 300 Value
Index Fund
MSCI US Large Cap
Value Index
CRSP US Mega Cap
Value Index
Mega Cap 300 Growth
Index Fund
MSCI US Large Cap
Growth Index
CRSP US Mega Cap
Growth Index
(over, please)
accumulated tax losses. It is important to note that the actual transaction costs, turnover rate, and capital gains will be highly dependent upon a number of factors, including the market environment at the time of the portfolio adjustments. Additional information about the new target indexes is available on vanguard.com.
Fund Name Changes
To better coincide with their new target indexes, Vanguard Mega Cap 300 Value Index Fund will change its name to Vanguard Mega Cap Value Index Fund, and Vanguard Mega Cap 300 Growth Index Fund will change its name to Vanguard
Mega Cap Growth Index Fund. The name changes will occur at the same time that the index changes become effective.
THESE FUNDS ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC.
(?MSCI?), ANY OF ITS AFFILIATES, ANY OF ITS DIRECT OR INDIRECT INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE ?MSCI PARTIES?). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE
FOR CERTAIN PURPOSES BY VANGUARD. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THESE FUNDS
OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FUNDS GENERALLY OR IN THESE FUNDS PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD
TO THESE FUNDS OR THE ISSUER OR OWNER OF THESE FUNDS. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THESE FUNDS INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THESE FUNDS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE CONSIDERATION INTO WHICH THESE FUNDS ARE REDEEMABLE. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THESE FUNDS IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THESE FUNDS. ALTHOUGH MSCI SHALL OBTAIN INFORMATION
FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR
 IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE?S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FUNDS, OWNERS OF THE FUNDS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NONE OF
THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA
INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY
EXPRESS OR IMPLIED WARRANTIES OF ANY KIND,
AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OFMERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
Vanguard funds are not sponsored, endorsed, sold, or promoted by the University of Chicago or its Center for Research in Securities Prices, and neither the University of Chicago nor its Center for Research in Securities Prices makes any representation regarding the advisability of investing in the funds.
? 2012 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PSI 828B 102012